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Exhibit 5 -- Opinion of Counsel and Related Consent

DRINKER BIDDLE & REATH LLP
Philadelphia National Bank Building
1345 Chestnut Street
Philadelphia, PA  19107-3496

Direct Dial:
(215) 988-2719
                                             April 10, 1998

The Hirtle Callaghan Trust
575 East Swedesford Road
Wayne, PA  19087

Gentlemen:

          You have requested our opinion with respect to the shares of beneficial interest (the "Shares") to be offered pursuant to Post-Effective Amendment No. 9 to your registration statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 (the "Amendment").

          We have reviewed the Declaration of Trust of Hirtle Callaghan Trust (the "Trust"), its By-Laws, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Delaware Business Trust Act and the federal laws of the United States of America.

          Based on the foregoing, we are of the opinion that the Shares to be sold and issued by the Trust, upon issuance, sale and payment in accordance with the terms of sale contained in the Prospectus, will be legally issued, fully paid and nonassessable by the Trust, and that the holders of the Shares are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Trust).

          We hereby consent to the filing of this opinion as an exhibit to the Amendment and any notice filings required pursuant to the securities laws of the various states in which shares of the Trust will be offered, and we further consent to reference to our firm in the prospectus of the Trust.

                              Very truly yours,

                              /s/ DRINKER BIDDLE & REATH LLP
                              DRINKER BIDDLE & REATH LLP